EXHIBIT 99.1
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Contact:                                              Investor Contact:
Thomas N. Konatich                                    Dianne Will
Chief Financial Officer                               Willstar Consultants, Inc.
SIGA Technologies, Inc.                               (518) 398-6222
(212) 672-9100                                        dwill@willstar.net
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       SIGA ANNOUNCES RECEIPT OF $12 MILLION IN NIH FUNDING FOR BIODEFENSE

New York, August 25, 2004 -- SIGA Technologies, Inc. (NASDAQ: SIGA) today announced the receipt of two grants totaling approximately $12 million from the National Institutes of Health (NIH). The $12 million in grant funding will be received over the next two years and will support the development of the biowarfare defense assets recently acquired from ViroPharma. The grant awards include funding for the preclinical development of antivirals targeting smallpox and arenaviruses, as well as drug discovery efforts against other hemorrhagic fever viruses such as Ebola. "We are pleased to receive these awards validating SIGA's capabilities to take these research programs to the next level. This support will make a significant impact accelerating development of these important biodefense products," said Dr. Dennis E. Hruby, Chief Scientific Officer of SIGA. Smallpox and arenaviruses are Category A bioterrorism agents, both are considered significant threats due to their ease of transmission, high mortality rates and lack of vaccination. Present treatments for smallpox cannot be administered to the general population without significant risk of adverse reactions. Likewise, no treatment for arenaviruses, (a causative agent of viral hemorrhagic fevers), currently exists.

Bernard L. Kasten, M.D. SIGA's Chief Executive Officer commented that "The award of the $12 Million in NIH grant funding and the acquisition of ViroPharma's biowarfare defense assets complement SIGA's industry leading position as a developer of bioterrorism counter measures for category A Agents."

About SIGA Technologies, Inc.
SIGA Technologies is applying bacterial genomics in the design and development of novel products for the prevention and treatment of serious infectious diseases, with an emphasis on products for biological warfare defense. SIGA has the potential of becoming a significant force in the discovery of vaccine and pharmaceutical agents to fight emerging pathogens. SIGA's product development programs emphasize the increasingly serious problem of drug resistant bacteria and emerging pathogens. SIGA's vaccine and drug platforms are based on its pioneering research into the structure, function and processing of bacterial surface proteins. SIGA is leveraging these platforms through multiple strategic partners, the National Institutes of Health and TransTech Pharma. For more information about SIGA, please visit SIGA's Web site at www.siga.com.

This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding the efficacy and intended utilization of SIGA's technologies under development, are not guarantees of future performance. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risk that potential products that appeared promising in early research or clinical trials to SIGA or its collaborators do not demonstrate efficacy or safety in subsequent pre-clinical or clinical trials, and the risk that SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market products tested in such trials. More detailed information about SIGA and the factors discussed above is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in other documents that SIGA has filed with the U.S. Securities and Exchange Commission. Investors and security holders are urged to read those documents free of charge at the Commission's web site at www.sec.com. Those documents may also be obtained free of charge from SIGA. SIGA does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.